Exhibit 3.01

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEST CORPORATION

The undersigned officer of West Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is West Corporation.

SECOND: Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is five hundred million (500,000,000), consisting of four hundred seventy-five million (475,000,000) shares of Common Stock (the “Common Stock”), par value $0.001 per share, and twenty-five million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The shares of Common Stock shall have the rights, powers, preferences, privileges, qualifications, limitations and restrictions set forth below.”

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each eight (8) shares of common stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, as soon as practicable after the Effective Time, the Corporation shall pay to each holder of record of common stock (other than the Corporation or any subsidiary of the Corporation) as of immediately prior to the Effective Time an amount in cash for any fractional interests of common stock as of immediately after the Effective Time to which such holder would be entitled based on a consideration of $25.36 per share of post-split common stock. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

[Signature follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be executed, signed and acknowledged by the undersigned as of the date set forth below.

Dated: March 8, 2013

WEST CORPORATION

By:	/s/ David C. Mussman
Name:	David C. Mussman
Title:	Secretary

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